Exhibit 10.12

Business Property Lease

THIS LEASE is entered into this 9th day of November 2022, between RMR Mercury I-80, LLC, a Nebraska Corporation, hereinafter referred to as “Landlord”, and CleanCore Solutions, Inc, a Nebraska corporation, hereinafter referred to as “Tenant”.

PREMISES

1. Landlord leases to Tenant at 5920 South 118th Circle, Suite 2, Omaha, Douglas County, Nebraska, 68137 (the “Premises”), containing approximately 9,136 square feet of floor area, on the following terms and conditions. The exact square footage has been determined in accordance with BOMA standards by a licensed architect and shown in Exhibit “B”. The premises leased pursuant to this Lease will hereinafter be referred to as the “Premises” as shown on Exhibit “A” attached hereto and by this reference incorporated herein.

TERM

2. This Lease shall be for a term of sixty-two months beginning on January 1, 2023, or upon substantial completion of the Premises, whichever is later and ending on February 29, 2028 unless terminated earlier as provided in this Lease.

If for any reason the Premises are delivered to Tenant on any date before or after the term commencement date, rental for the period between the date of possession and the term commencement date shall be adjusted on a pro rata basis. If Tenant takes possession of the Premises prior to the commencement of the term of this Lease, Tenant’s possession and use of the Premises shall be subject to all of the obligations, terms and conditions set forth in this Lease. Such earlier or later taking of possession shall not change the termination date of this Lease. This Lease shall not be void or voidable in the event of a late delivery by Landlord, nor shall Landlord be liable to Tenant for any resulting loss or damage.

USE OF PREMISES

3. The Premises are leased to Tenant, and are to be used by Tenant, for the purpose of general and administrative office, assembly, disassembly of cleaning products Tenant agrees to use the Premises in such a manner as to not interfere with the rights of other tenants in the Real Estate, to comply with all applicable governmental laws, ordinances, and regulations in connection with its use of the Premises, to keep the Premises in a clean and sanitary condition, to keep the Premises and all sidewalks and approaches thereto in a safe condition free and clear of all matter which may be dangerous to the public and free of all obstructions, and to use all reasonable precaution to prevent waste, damage, or injury to the Premises.

RENT

4. (a) Base Rent. The total Base Rent under this Lease is five hundred ninety-five thousand four hundred seventy Dollars and 53/100’s ($595,470.53). Tenant agrees to pay rent to Landlord at 5920 South 118th Circle, Omaha, NE 68137, or at any other place Landlord may designate in writing, in lawful money of the United States, in monthly installments in advance, on the first day of each month, as follows:

For the period from January 1, 2023 to February 28, 2023:	$00.00 per month.
For the period from March 1, 2023 to February 29, 2024:	$9,440.53 per month
For the period from March 1, 2024 to February 28, 2025:	$9,676.55 per month.
For the period from March 1, 2025 to February 28, 2026:	$9,918.46 per month.
For the period from March 1, 2026 to February 28, 2027:	$10,166.42 per month.
For the period from March 1, 2027 to February 29, 2028:	$10,420.58 per month.

(b) Operating Expenses. In addition to the Base Rent, effective the earlier of January 1, 2023 or upon Tenant occupying the Premises, Tenant shall pay as additional rent Tenant’s Pro Rata Share of Operating Expenses of the real estate of which the Premises are part, parking areas, and grounds (“Real Estate”). “Operating Expenses” shall mean all costs of maintaining and operating the Real Estate, including but not limited to all taxes and special assessments levied upon the Real Estate, fixtures, and personal property used by Landlord at the Real Estate, all insurance costs, all costs of labor, material and supplies for maintenance, repair, replacement, and operation of the Real Estate, including but not limited to line painting, lighting, snow removal, landscaping, cleaning, depreciation of machinery and equipment used for such maintenance, repair and replacement, and management costs, including building superintendents. Operating Expenses shall not include property additions and capital improvements to the Real Estate, alterations made for specific tenants, depreciation of the Real Estate, debt service on any debt or income taxes paid by Landlord.

“Tenant’s Pro Rata Share” shall mean the percentage determined from time to time by dividing the square feet of the Premises set forth in paragraph 1 by the total number of square feet of floor area of the buildings on the Real Estate, which at the date hereof is agreed to be 12,240 square feet, and multiplying the resulting quotient by 100. Accordingly, Tenant’s Prorata Share shall be 74.60%, subject to adjustment if the square footage of the Premises or the total square footage of floor area of the buildings on the Real Estate changes. Tenant’s prorata share shall be confirmed by a licensed architect in accordance with BOMA standards.

Tenant’s Pro Rata Share of the Operating Expenses shall be determined on an annual basis for each calendar year ending December 31, and shall be pro rated for the number of months Tenant occupied the Premises if Tenant did not occupy the Premises the full year. Tenant shall pay $1,911.46 per month, on the first of each month in advance with Base Rent for Tenant’s estimated pro rata share of the Operating Expenses. Landlord may change this amount at any time upon written notice to Tenant. As the end of each year, an analysis of the total year’s Operating Expenses shall be presented to Tenant and Tenant shall pay the amount, if any, by which the Tenant’s pro rata share of the Operating Expenses for the year exceeded the amount of the Operating Expenses paid by Tenant. Tenant shall pay any such excess charge to the Landlord within thirty (30) days after receiving the statement. In the event this Lease terminates at any time other than the last day of the year, the excess Operating Expenses shall be determined as of the date of termination. Upon termination of this Lease, any overpayment of Operating Expenses by Tenant shall be applied to the amounts due Landlord from Tenant under this Lease and any remaining overpayment shall be refunded to Tenant.

(c) Payment of Rent. Tenant agrees to pay the Base Rent when due, together with Tenant’s Pro Rata Share of Operating Expenses and all other amounts as required to be paid by Tenant under this Lease (collectively referred to herein as “Rent”). In the event of nonpayment of any amounts due under this Lease, whether or not designated as rent, Landlord shall have all the rights and remedies provided in this Lease or by law for failure to pay rent.

(d) Late Charge. If the Tenant fails to pay the Base Rent together with the Tenant’s Pro Rata Share of Tenant’s Operating Expenses and all other amounts required to be paid by Tenant under this Lease, on or before the third day after such payments are due, Tenant agrees to pay Landlord a late charge of ten percent (10%).

(e) Security Deposit. As partial consideration for the execution of this Lease, the Tenant has delivered to Landlord the sum of $9,440.53 as a Security Deposit. If Tenant fails to perform any of its obligations under this Lease, including without limitation payment of any Rent due, Landlord may use, apply, or retain all or any part of the Security Deposit for the payment of Rent or any other sum due, or for the payment of any amount Landlord may spend by reason of Tenant’s default. If any portion of the Security Deposit is so used, applied or retained, Tenant will within ten (10) days after written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. The Security Deposit will be returned to Tenant at the expiration of this Lease if Tenant has fully complied with all covenants and conditions of this Lease.

SERVICES

5. Landlord shall furnish the following services to the Premises during normal business hours, and at such other times as Landlord may deem necessary or desirable, in the manner customary to the Real Estate: none. The costs of such services shall be included in Operating Expenses unless separately metered and paid directly by Tenant. Landlord shall have the right to discontinue any service during any period for which Rent is not promptly paid by Tenant. Landlord shall not be liable for damages, nor shall the rental be abated, for failure to furnish, or delay in furnishing, any service when failure to furnish, or delay in furnishing, is occasioned in whole or in part by needful repairs, renewals, or improvements, or by any strike or labor controversy, or by any accident or casualty whatsoever, or by any unauthorized act or default of any employee of Landlord, or for any other cause or causes beyond the control of Landlord. Tenant shall pay when due, all water, gas, electricity, and sewer use fees, and fees for any other utility services furnished to the Premises, including without limitation all initial utility deposits and fees. If any such services are not separately metered or billed to Tenant but are billed to and paid by Landlord, Tenant will pay to Landlord “Tenant’s Pro Rata Share” of the cost of such services (as defined in Article 4). and sewer use fees, and fees for any other utility services furnished to the Premises, including without limitation all initial utility deposits and fees.

ASSIGNMENT OR SUBLEASE

6. Tenant shall not assign this Lease or sublet the whole or any part of the Premises, transfer this Lease by operation of law or otherwise, or permit any other person except agents and employees of Tenant to occupy the Premises, or any part thereof, without the prior written consent of Landlord. Landlord shall not unreasonably withhold consent. Landlord may consider, among other things, the following in determining whether to withhold consent: (a) financial responsibility of the new tenant, (b) identity and business character of the new tenant, (c) nature and legality of the proposed use of the Premises. If Landlord wrongfully withholds its consent to any proposed assignment or sublease, Tenant’s sole remedy therefore shall be to seek specific performance of Landlord’s obligation to consent thereto.

Landlord shall have the right to assign its interest under this Lease or the Rent reserved hereunder.

TENANT’S IMPROVEMENTS

7. Tenant shall have the right to place partitions and fixtures and make improvements or other alterations in the interior of the Premises at its own expense. Prior to commencing any such work, Tenant shall first obtain the written consent of Landlord for the proposed work. Without limiting Landlord’s right to withhold its consent for any proposed alteration, addition or improvement for any reason Landlord deems appropriate, Landlord may withhold its consent for any alteration, addition, or improvement that requires work which does not comply with any applicable laws (including, without limitation, the Americans with Disabilities Act of 1990 and all regulations issued thereunder) or requires other alterations, additions or improvements of the Premises or common areas of the Real Estate in order to comply with applicable laws.

Landlord may, as a condition to its consent, require that the work be done by Landlord’s own employees and/or under Landlord’s supervision, but at the expense of Tenant, and that Tenant give sufficient security that the Premises will be completed free and clean of liens and in a manner satisfactory to Landlord. Upon termination of this Lease, at Landlord’s option, Tenant will repair and restore the Premises to its former condition, at Tenant’s expense, or any such improvements, additions, or alterations installed or made by Tenant, except Tenant’s trade fixtures, shall become part of the Premises and the property of the Landlord. Tenant may remove its trade fixtures at the termination of this Lease provided Tenant is not then in default and provided further that Tenant repairs any damage caused by such removal.

REPAIRS

8. Landlord agrees to maintain in good condition, and repair as necessary the foundations, exterior walls and the roof of the Premises.

Tenant agrees that it will make, at its own cost and expense, all repairs and replacements to the Premises not required to be made by Landlord, including, but not limited to, all interior repairs, and the heating, air conditioning, plumbing and electrical systems servicing the Premises. Tenant agrees to do all redecorating, remodeling, alteration, and painting required by it during the term of the Lease at its own cost and expense, to pay for any repairs to the Premises or the Real Estate made necessary by any negligence or carelessness of Tenant or any of its agents or employees or persons permitted on the Real Estate by Tenant, and to maintain the Premises in a safe, clean, neat, and sanitary condition. Tenant shall be entitled to no compensation for inconvenience, injury, or loss of business arising from the making of any repairs by Landlord, Tenant, or other tenants to the Premises or the Real Estate

Tenant agrees to keep the heating, ventilating, and conditioning (HVAC) system covered under a preventive maintenance contract at Tenant’s expense through the entire Lease Term and any renewal or extension terms of this Lease. Tenant shall enter into a standard maintenance contract, annually written at normal and customary rates, for the servicing of the HVAC system serving the entire Premises that provides for, at a minimum, (i) inspection, cleaning and testing at least quarterly, (ii) any servicing, maintenance repair or replacement of filters, belts or other items covered by such a standard contract, and (iii) an annual service report at the end of each calendar year. Such annual report shall be provided to Landlord within three (3) days of request; time being of the essence. Tenant shall deliver a copy of the service contract to Landlord within ten (10) days after request. If Tenant fails to maintain the service contract, Landlord may do so and pass these costs along to Tenant. Tenant shall pay the cost thereof within ten (10) days after receipt of same.

CONDITION OF PREMISES

9. Except as provided herein, Tenant agrees that no promises, representations, statements, or warranties have been made on behalf of Landlord to Tenant respecting the condition of the Premises, or the manner of operating the Real Estate, or the making of any repairs to the Premises. By taking possession of the Premises, Tenant acknowledges that the Premises were in good and satisfactory condition when possession was taken. Tenant shall, at the termination of this Lease, by lapse of time or otherwise, remove all of Tenant’s property and surrender the Premises to Landlord in as good condition as when Tenant took possession, normal wear excepted. Landlord will construct or install in the Premises the improvements to be constructed or installed by Landlord according to the Work Letter attached hereto, marked Exhibit “C”, and by this reference made a part hereof.

PERSONAL PROPERTY AT RISK OF TENANT

10. All personal property in the Premises shall be at the risk of Tenant only. Landlord shall not be liable for any damage to any property of Tenant or its agents or employees in or on the Premises caused by steam, electricity, sewage, gas or odors, or from water, rain, or snow which may leak into, issue or flow into the Premises from any part of the Real Estate, or from any other place, or for any damage done to Tenant’s property in moving same to or from the Real Estate or the Premises. Tenant shall give Landlord, or its agents, prompt written notice of any damage to or defects in water pipes, gas or warming or cooling apparatus in the Premises.

LANDLORD’S RESERVED RIGHTS

11. With one day notice to Tenant, without liability to Tenant for damages or injury to property, person, or business, and without effecting an eviction of Tenant or a disturbance of Tenant’s use or possession or giving rise to any claim for setoff or abatement of rent, Landlord shall have the right to:

(a) Change the name or street address of the Real Estate.

(b) Install and maintain signs on the Real Estate.

(c) At reasonable times, to decorate, and to make, at its own expense, repairs, alterations, additions, and improvements, structural or otherwise, in or to the Premises, the Real Estate, or part thereof, and any adjacent building, land, street, or alley, and during such operations to take into and through the Premises or any part of the Real Estate all materials required, and to temporarily close or suspend operation of entrances, doors, corridors, elevators, or other facilities to do so.

(d) Possess passkeys to the Premises.

(e) Show the Premises to lenders, prospective tenants and purchasers at reasonable times.

(f) Take any and all reasonable measures, including inspections or the making of repairs, alterations, and additions and improvements to the Premises or to the Real Estate, which Landlord deems necessary or desirable for the safety, protection, operation, or preservation of the Premises or the Real Estate.

(g) Approve all sources furnishing signs, painting, and/or lettering to the Premises, and approve all signs on the Premises prior to installation thereof.

INSURANCE

12. Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance covering all leasehold improvements made by Tenant and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses sustained by Tenant; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per accident, $500,000 disease each employee, $500,000 disease policy limit; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $2,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s mortgagee (including the beneficiary under a deed of trust), if any, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the commencement date of the term of this Lease or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Real Estate which provides, on an occurrence basis, a minimum combined single limit of no less than $1,000,000 (coverage in excess of $1,000,000, if any, may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Real Estate improvements in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

INDEMNITY

13. Subject to Mutual Waiver of Subrogation Section, Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, mortgagee(s) (including beneficiaries under deeds of trust) and agents (including the manager of the Real Estate) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $2,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant. Subject to Mutual Waiver of Subrogation and Limitation of Recourse Sections, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Real Estate, excluding the Premises, to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable.

Landlord agrees to indemnify, defend and hold harmless Tenant against and from any and all claims or demands of any third party arising from or based upon any alleged act, omission, or negligence of Landlord’s or Landlord’s contractors, concessionaires, licensees, agents, servants, invitees, employees, or anyone else for whom Landlord may be responsible, including, but not limited to, any breach of Landlord of its obligations under this Lease, except to the extent caused by any act, omission, or negligence of Tenant or Tenant’s contractors, concessionaires, licensees, agents, servants, invitees, employees, or anyone else for whom Tenant may be responsible. In the event that Tenant shall be made a party to any litigation commenced by any third party against Landlord, for which there is no liability on Tenant’s part, then Landlord shall indemnify, defend and hold harmless Tenant against and from such litigation and shall pay all costs, expenses, and reasonable attorneys’ fees incurred or paid by Tenant in connection with such litigation.

MUTUAL WAIVER OF SUBROGATION

14. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Landlord Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the building in which the Premises are located, any additions or improvements to such building, or any contents thereof, including all rights (by way of subrogation or otherwise) of recovery, Claims, actions or causes of action arising out of the negligence of any Tenant Party, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

DAMAGE BY FIRE OR OTHER CASUALTY

15. If, during the term of this Lease, the Premises shall be so damaged by fire or any other cause except Tenant’s negligent or intentional act so as to render the Premises untenantable, the rent shall be abated while the Premises remain untenantable; and in the event of such damage, Landlord shall elect whether to repair the Premises or to cancel this Lease, and shall notify Tenant in writing of its election within sixty (60) days after such damage. In the event Landlord elects to repair the Premises, the work or repair shall begin promptly and shall be carried on without unnecessary delay. In the event Landlord elects not to repair the Premises, the Lease shall be deemed canceled as of the date of the damage. Such damage shall not extend the Lease term.

CONDEMNATION

16. If the whole or any part of the Premises shall be taken by public authority under the power of eminent domain, then the term of this Lease shall cease on that portion of the Premises so taken, from the date of possession, and the rent shall be paid to that date, with a proportionate refund by Landlord to Tenant of such rent as may have been paid by Tenant in advance. If the portion of the Premises taken is such that it prevents the practical use of the Premises for Tenant’s purposes, then Tenant shall have the right either (a) to terminate this Lease by giving written notice of such termination to Landlord not later than thirty (30) days after the taking; or (b) to continue in possession of the remainder of the Premises, except that the rent shall be reduced in proportion to the area of the Premises taken. In the event of any taking or condemnation of the Premises, in whole or in part, the entire resulting award of damages shall be the exclusive property of the Landlord, including all damages awarded as compensation for diminution in value to the leasehold, without any deduction for the value of any unexpired term of this Lease, or for any other estate or interest in the Premises now or hereafter vested in Tenant.

DEFAULT OR BREACH

17. Each of the following events shall constitute a default or a breach of this Lease by Tenant:

(a) If Tenant fails to pay Landlord any rent or other payments when due hereunder;

(b) If Tenant vacates or abandons the Premises;

(c) If Tenant files a petition in bankruptcy or insolvency or for reorganization under any bankruptcy act, or voluntarily takes advantage of any such act by answer or otherwise, or makes an assignment for the benefit of creditors;

(d) If involuntary proceedings under any bankruptcy or insolvency act shall be instituted against Tenant, or if a receiver or trustee shall be appointed of all or substantially all of the property of Tenant, and such proceedings shall not be dismissed or the receivership or trusteeship vacated within thirty (30) days after the institution or appointment; or

(e) If Tenant fails to perform or comply with any other term or condition of this Lease and if such nonperformance shall continue for a period of ten (10) days after notice thereof by Landlord to Tenant, time being of the essence.

EFFECT OF DEFAULT

18. In the event of any default or breach hereunder, in addition to any other right or remedy available to Landlord, either at law or in equity, Landlord may exert any one or more of the following rights:

(a) Landlord may re-enter the Premises immediately and remove the property and personnel of Tenant, and shall have the right, but not the obligation, to store such property in a public warehouse or at a place selected by Landlord, at the risk and expense of Tenant.

(b) Landlord may retake the Premises with or without terminating the Lease. Landlord may terminate this Lease by giving written notice of termination to Tenant. Without such notice, Landlord’s retaking will not terminate the Lease. On termination, Landlord may recover from Tenant all damages proximately resulting from the breach, including the cost of recovering the Premises and the difference between the rent due for the balance of the Lease term, as though the Lease had not been terminated, and the reasonable rental value of the Premises, which sum shall be immediately due Landlord from Tenant.

(c) Landlord may relet the Premises or any part thereof for any term without terminating this Lease, at such rent and on such terms as it may choose. Landlord may make alterations and repairs to the Premises. In addition to Tenant’s liability to Landlord for breach of this Lease, Tenant shall be liable for all expenses of the reletting, including, without limitation, all brokerage commissions and costs of alterations and repairs made, and for the rent due for the balance of the Lease term, which sum shall be immediately due Landlord from Tenant. The amount due Landlord will be reduced by the net rent received by Landlord during the remaining term of this Lease from reletting the Premises or any part thereof. If during the remaining term of this Lease, Landlord receives more than the amount due Landlord under this subparagraph, the Landlord shall pay such excess to Tenant, but only to the extent Tenant has actually made payment pursuant to this subparagraph.

SURRENDER - HOLDING OVER

19. Tenant shall, upon termination of this Lease, whether by lapse of time or otherwise, peaceably and promptly surrender the Premises to Landlord. If Tenant remains in possession after the termination of this Lease, without a written lease duly executed by the parties, Tenant shall be deemed a trespasser. If Tenant pays, and Landlord accepts, rent for a period after termination of this Lease, Tenant shall be deemed to be occupying the Premises only as a tenant from month to month, subject to all the terms, conditions, and agreements of this Lease, except that the rent shall be 150% of the monthly rent specified in this Lease immediately before termination.

SUBORDINATION AND ATTORNMENT

20. This Lease, and all rights of Tenant hereunder, shall be subject and subordinate to any liens and encumbrances now or hereafter imposed by Landlord upon the Premises or the Real Estate or any part thereof. This provision shall be self-operative and no further instrument of subordination shall be required in order to effect it. Nevertheless, Tenant agrees to execute, acknowledge, and deliver to Landlord, within ten (10) days after Landlord’s request, any and all instruments requested by Landlord to confirm the subordination of this Lease and all rights herein to any such lien or encumbrance. If Tenant fails or refuses to execute and deliver such document within such ten (10) day period, Landlord shall be entitled to execute and deliver such documents for and on behalf of Tenant as attorney-in-fact.

In the event any proceedings are brought for the foreclosure of any mortgage or deed of trust on the Premises, Tenant will attorn to the purchaser at the foreclosure sale and recognize such purchaser as the Landlord under this Lease. Such purchaser will not be bound by (a) any payment of monthly Base Rent or additional Rent for more than one (1) month in advance, (b) any claims or setoffs on account of any defaults made by the prior landlord.

Tenant agrees to execute and deliver such further assurances and other documents, including a new lease upon the same terms and conditions contained herein, confirming the foregoing, as such purchaser may reasonably request. Tenant waives any right of election to terminate this Lease because of any such foreclosure proceedings.

NOTICES

21. Any notice or other communication to be given hereunder shall be given in writing and hand delivered or sent by regular first class, US mail to Landlord at 5920 South 118th Circle, Suite 1A, Omaha, NE 68137, and to Tenant at 5920 South 118th Circle, Suite 1B Omaha, NE 68137, or at such other address as either party may from time to time designate in writing. Each such notice shall be deemed to have been given at the time it shall be personally delivered to such address or deposited in the United States mail in the manner prescribed herein.

RULES AND REGULATIONS

22. Tenant and Tenant’s agents, employees and invitees shall fully comply with all rules and regulations of the Real Estate, as amended from time to time, which are made a part of this Lease as if fully set forth herein. Landlord shall have the right to amend such rules and regulations as Landlord deems necessary or desirable for the safety, care, cleanliness, or proper operation of the Premises and the Real Estate.

NET LEASE

23. This is a net-net-net Lease and all parties agree and understand that Tenant shall pay Tenant’s proportionate share of the real estate taxes, special assessments, insurance and all other Operating Expenses as described in subparagraph 4(b) of this Lease.

MISCELLANEOUS

24.     (a) Binding on Assigns. All terms, conditions, and agreements of this Lease shall be binding upon, apply, and inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns.

(b) Amendment in Writing. This Lease contains the entire agreement between the parties and may be amended only by subsequent written agreement.

(c) Waiver-None. The failure of Landlord to insist upon strict performance of any of the terms, conditions and agreements of this Lease shall not be deemed a waiver of any of its rights or remedies hereunder and shall not be deemed a waiver of any subsequent breach or default of any of such terms, conditions, and agreements. The doing of anything by Landlord which Landlord is not obligated to do hereunder shall not impose any future obligation on Landlord nor otherwise amend any provisions of this Lease.

(d) No Surrender. No surrender of the Premises by Tenant shall be effected by Landlord’s acceptance of the keys to the Premises or of the rent due hereunder, or by any other means whatsoever, without Landlord’s written acknowledgment that such acceptance constitutes a surrender.

(e) Limitation on Recourse. Tenant specifically agrees to look solely to the interest in the Real Estate of Landlord, and any successor to the interest of Landlord, for the recovery of any judgments from Landlord, and Landlord’s successor, it being agreed that Landlord and its successor (and their shareholders, members, venturers, partners and their officers, directors and employees) will never be personally liable for any such judgments. Tenant will not have any right to satisfy any judgment which it may have against Landlord, or any successor, from any other assets of Landlord, or any successor.

(f) Landlord Means Owner. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in questions of the Building and the real estate on which the Building is situated, and in the event of any transfer or transfers of the title to such fee, Landlord herein named (and in case of any subsequent transfer or conveyance, the then grantor) shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided, that any funds in the hands of such Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee, and any amount then due and payable to Tenant by landlord or the then grantor under any provisions of this Lease, shall be paid to Tenant.

(g) Estoppel Certificates. At any time and from time to time but within 10 days after prior written request by Landlord, Tenant will execute, acknowledge, and deliver to Landlord, promptly upon request, a certificate certifying (a) that this Lease is unmodified and in full force and effect or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification; (b) the date, if any, to which Rent and other sums payable under this Lease have been paid; (c) that no written notice of any default has been delivered to Landlord which default has not been cured, except as to defaults specified in said certificate; (d) that there is no event of default under this Lease or an event which, with notice or the passage of time, or both, would result in an event of default under this Lease, except for defaults specified in said certificate; and (e) such other matters as may be reasonably requested by Landlord. Any such certificate may be relied upon by any prospective purchaser or existing or prospective mortgagee or beneficiary under any deed of trust of the Building or any part of the Project. Tenant’s failure to deliver such a certificate within such time will be conclusive evidence of the matters set forth in it.

(h) No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their respective counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord’s counsel has prepared it.

(i) Sale. The term “Landlord” shall mean the owner of the Premises. In the event the original Landlord hereunder, or any successor owner of the Premises, shall sell or convey the Premises, all liabilities and obligations on the part of the original Landlord, or such successor owner under this Lease accruing thereafter shall terminate, and thereafter all such liabilities and obligations shall be binding upon the new owner. Tenant agrees to attorn and pay rent to such new owner.

(j) Severability. If any of the provisions of this Lease shall at any time be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such illegality, invalidity, or unenforceability shall not affect the remaining provisions of this Lease, and this Lease shall be construed and enforced as if all such illegal, invalid, or unenforceable provisions had never been included herein.

(k) Anti-Terrorism Statute Compliance. Tenant hereby represents and warrants to Landlord that Tenant is not: (1) in violation of any Anti-Terrorism Law; (2) conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving or any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (3) dealing in, or otherwise engaging in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224; (4) engaging in or conspiring to engage in any transaction that evades or avoids, or had the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Anti-Terrorism Law; or (5) a Prohibited Person, nor are any of its partners, members, managers, officers or directors a Prohibited Person. As used herein, “Antiterrorism Law” is defined as any law relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including Executive Order No. 13224 and Title 3 of the USA Patriot Act. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, or Support Terrorism” “Prohibited Person” is defined as (1) a person or entity that is listed in the Annex to Executive Order 13224; (ii) a person or entity with whom Tenant or Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law, or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control as its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

(l) Captions. The captions of the various paragraphs in this Lease are for convenience only and do not define, limit, describe, or construe the contents of such paragraphs.

(m) Brokers. Tenant hereby warrants that no real estate broker has or will represent it in this transaction and that no finder’s fees have been earned by a third party, except OMNE Partners. All commission fees will be paid by Landlord in accordance with exclusive listing agreement.

(n) Applicable Law. This Lease shall be governed by and construed in accordance with the laws of the State of Nebraska.

ADDITIONAL PROVISIONS

25. Parking. Tenant shall cause all persons authorized by Tenant to use Tenant’s parking stalls to strictly comply, with all terms, rules and regulation applicable to parking in such parking stalls imposed by the owner or manager of the applicable parking facility, as well as any reasonable rules and regulations imposed by Landlord with respect thereto. Tenant will have the right to park in the parking stalls in line with their premises, from south interior demising wall to north exterior building wall.

26. Right of first Refusal. If at any time throughout the lease term the. Tenant shall have a right of first refusal (“Refusal Right”) to purchase the Premises throughout the term of the lease. In the event Landlord receives a bona fide offer to purchase the Premises or any portion thereof , Landlord shall provide Tenant notice and terms of the offer. Tenant will have fifteen (15) business days from receipt of notice to exercise their right of first refusal.

Until this Lease is executed on behalf of all parties hereto, it shall be construed as an offer to lease of Tenant to Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease by day and year first above written.

LANDLORD: RMR Mercury I-80, LLC

By:	/s/ Robert M Ryan	By:	/s/ Jeff Gebrins
Title:	President	Title:	Vice President
Date:	11/10/2022	Date:	11/10/2022

TENANT: CleanCore Solutions, Inc

By:	/s /Matthew Atkinson	By:	/s/ Clayton Adams
Title:	Co-Founder	Title:	Co-Founder
Date:	11/10/2022	Date:	11/09/2022

RULES AND REGULATIONS

(a) Tenant shall not affix or maintain outside the Premises including the exterior of the glass panes and supports of the show windows (and within the twenty-four (24) inches of any window), doors and the exterior walls of the Premises, or any place within the Premises if intended to be seen from the exterior of the Premises, any signs, advertising placards, names, insignia, notices, trademarks, descriptive material or any other such like item or items except such as shall have first received written approval of Landlord as to size, type, color, location, copy, nature, and display qualities. No symbol, design, name, mark or insignia adopted by Landlord for the Property shall be used without the prior written consent of Landlord. No illuminated signs in the interior of the Premises which are visible from outside the Premises shall advertise any product. All signs located in the interior of the Premises shall be in good taste so as not to detract from the general appearance of the Premises or the Property. Tenant shall not use handbills for advertising at the Property;

(b) No awnings or other projections shall be attached to the exterior walls of the Premises or the building of which they form a part;

(c) All loading and unloading of goods shall be done only at such times, in the areas and through the entrances designated for such purpose by Landlord. Trailers and trucks shall deliver merchandise to the Premises only through the access road or roads designated for such purposes and such motor vehicles shall not be permitted to park in or drive through such areas, and said vehicles will be expeditiously loaded and unloaded and not permitted to park in the Property at the designated places for periods longer than are reasonably necessary for loading and/or unloading;

(d) All garbage and refuse shall be kept in the kind of container specified by Landlord, shall be stored in the Premises and prepared for collection in the manner and at the time and places specified by Landlord. If Landlord shall provide or designate a service for picking up refuse and garbage, Tenant shall use such service and pay the cost therefore;

(e) No loudspeakers, television sets, phonographs, radios or other devices shall be used in a manner so as to be heard or seen outside of the Premises without the prior written consent of Landlord;

(f) Sales using the auction method of selling and/or fire sales, shall not be conducted on or about the Premises without the prior written consent of Landlord;

(g) Tenant shall keep the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures;

(h) Tenant shall not leave merchandise in the service corridors, sidewalks, entrances, passages, courts, corridors or stairways;

(i) Tenant’s right to use the common areas at the Property shall be limited to ingress and egress, and the parking of automobiles for Tenants, invitees and guests. Tenant and Tenant’s employees shall park their cars only in those portions of the parking area designated for employee parking by Landlord.

(j) Tenant shall use at Tenant’s cost such pest extermination contractor as Landlord may direct and at such intervals as Landlord may reasonably require;

(k) Tenant will cooperate and participate in all security programs affecting the Property;

(l) Tenant shall not make or permit any noise or odor which Landlord deems objectionable to emanate from the Premises and no person shall use the Premises or any part thereof as a sleeping quarter, sleeping apartment or lodging room;

(m) Tenant shall not make noises, cause disturbances or vibrations or use or operate any electrical or electronic devices or other devices that emit sound or other waves or disturbances, or create odors, any of which may be offensive to other tenants and occupants of the Property or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Property or elsewhere; and

(n) The plumbing facilities in the Leased Premises shall not be used for any purpose other than that for which they are constructed, and no foreign substance of any kind shall be thrown therein, and the expenses of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by Tenant, who shall, or whose employees, agents or invitees shall, have caused it.

Landlord may amend, modify, and delete the Rules and Regulations or add new and additional reasonable rules and regulations for the use and care of the Premises, the building of which the Premises are a part and the Common Areas. Tenant understands and agrees that such rules and regulations are necessary in order to maintain a high quality property although they may affect Tenant’s method of operation and merchandising its store at the Premises and Tenant agrees to comply with all such rules and regulations upon notice to Tenant from Landlord or upon the posting of same in such place within the Property as Landlord may designate.

EXHIBIT “A”

Premises

EXHIBIT “B”

EXHIBIT “C”

Work Letter

RECITALS:

A.	This Work Letter is attached to and forms a part of that certain Lease (the “Lease”) pursuant to which Landlord has leased to Tenant approximately 9,175 square feet of space in the Building located at 5920 South 118th Circle, Omaha, Nebraska 68137.

B.	Landlord desires to make certain improvements to the Premises and Tenant desires to have Landlord make such initial improvements, prior to occupancy, upon the terms and conditions contained in this Work Letter.

C.	Landlord shall provide following Leasehold Improvements to the Premises at Landlord’s expense:.

1.	All demising walls to code.

2.	Demo shop wall between suit 1b & 2.

3.	Install key card access to shared common areas (bathrooms in suite 1A/1B)

4.	Poured concrete floor.

5.	At least One additional ADA restroom to be located within Suite 2.

6.	One (1) 50 Gallon Water heater.

7.	One (1) Utility Sink.

8.	One (1) water hose bib.

9.	One (1) water drain.

10.	Paint all interior warehouse/shop walls.